                                                                     Exhibit 8.2

                       [LETTERHEAD OF PROSKAUER ROSE LLP]

May 31, 2002


Price Communications Corporation
45 Rockefeller Plaza
Suite 3200
New York, New York 10020

Ladies and Gentlemen:

         We have provided Price Communications Corporation ("PCC") and Price Communications Wireless, Inc. ("PCW") with our opinion dated December 18, 2001 (the "First Tax Opinion"), which is subject to certain assumptions, conditions and legal uncertainties, as to the federal income tax treatment of (i) the contribution (the "Contribution") of substantially all of the assets of PCW to Verizon Wireless of the East LP ("New LP") in exchange for the assumption by New LP of PCW's liabilities and the receipt of a preferred limited partnership interest in New LP (the "PCW Interest") and (ii) the exchange (the "Exchange") of the PCW Interest for the common stock of Verizon Wireless, Inc. ("VWI") or Verizon Communications Inc. ("VCI"). You have asked us to confirm the First Tax Opinion as of the date hereof. You have also asked for our opinion as to the federal income tax consequences of the Contribution and the Exchange to PCC and its subsidiaries and to the PCC Shareholders, based on the conclusions set forth in the First Tax Opinion.

         Capitalized terms not defined herein have the meanings given to them in the First Tax Opinion.

         Our opinion as stated herein is based upon and subject to all of the assumptions, conditions and legal uncertainties to which the First Tax Opinion is subject and also to the accuracy of the representations made to us by PCC and two of its subsidiary corporations in their certificate dated December 18, 2001 in support of the First Tax Opinion and in their certificate dated the date hereof in support of this opinion.

         In rendering our opinion herein, we have assumed that, if, in connection with the Exchange, the VCI common stock or the VWI common stock and the other assets of PCC are distributed to the PCC shareholders in liquidation of PCC, (i) PCC will be the transferor of the PCW Interest in the Exchange and
(ii) the entire PCC liquidation distribution will be accomplished within one year following the Exchange.

         Our opinion is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and final,

Price Communications Corporation
May 31, 2002
Page 2

temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this opinion may affect the tax consequences described herein.

         The discussion below of the federal income tax consequences of the Contribution and Exchange to PCC shareholders is limited to PCC shareholders who are U.S. holders, i.e., who are (i) citizens or residents of the United States;
(ii) corporations, or other entities taxable as corporations for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or (iii) estates or trusts the income of which is subject to United States federal income taxation regardless of its source. The term "U.S. holder" also includes certain former citizens and residents of the United States. That discussion does not describe all of the tax consequences that may be relevant to PCC shareholders in light of their particular circumstances or to shareholders subject to special rules, such as
(i) certain financial institutions; (ii) insurance companies; (iii) dealers in securities or foreign currencies; (iv) shareholders holding Price Communications shares as part of a hedge, straddle or conversion transaction; (v) shareholders who acquired their Price Communications shares through the exercise of options or similar derivative securities or otherwise as compensation; (vi) shareholders whose functional currency is not the U.S. dollar; (vii) partnerships or other entities classified as partnerships for U.S. federal income tax purposes; or
(viii) shareholders subject to the alternative minimum tax. That discussion assumes that PCC shareholders hold their PCC shares as capital assets within the meaning of section 1221 of the Code.

         On the basis of the foregoing and our reliance upon the assumptions in the First Tax Opinion and this opinion, and subject to the limitations and qualifications in the First Tax Opinion and this opinion and the conclusions of the First Tax Opinion, it is our opinion that:

     1. No gain or loss should be recognized by PCC or its subsidiary corporations on the Contribution or the Exchange;

     2. No gain or loss should be recognized by a PCC shareholder on the Contribution or the Exchange;

     3. No gain or loss should be recognized by a PCC shareholder on the receipt of a distribution of VCI common stock or VWI common stock pursuant to a liquidation of PCC within one year following the exchange, but each shareholder will recognize gain to the extent of any other assets received from PCC in connection with such distribution, including cash received instead of fractional shares of VCI common stock or VWI common stock;

Price Communications Corporation
May 31, 2002
Page 3

     4. A PCC shareholder should have an aggregate tax basis in the VCI common stock or VWI common stock distributed to that shareholder by PCC (including a fractional share of VCI common stock or VWI common stock with respect to which that shareholder receives cash) equal to the shareholder's aggregate tax basis in its PCC shares, increased by the amount of gain, if any, recognized by that shareholder on the distribution from PCC, and decreased by the value of the assets distributed to that shareholder other than VCI or VWI common stock; and

     5. A PCC shareholder's holding period in the VCI common stock or VWI common stock should include its holding period in its PCC shares.

         This opinion does not affect our right to withdraw the First Tax Opinion in accordance with the last paragraph thereof.

         This opinion is being furnished only to PCC in connection with the Proxy Statement/Prospectus of PCC, New LP and VCI on Form S-4 (File Nos. 333-82408 and 333-82408-01) (the "Registration Statement"), as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and may not be used or relied upon for any other purpose.

         In accordance with the requirements of Item 601(b)(23) of Regulation S-K of the Securities Act of 1933, as amended (the "Act"), we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under
Section 7 of the Act or the rules or regulations of the SEC promulgated thereunder.

                                                 Very truly yours,

                                                 /s/  Proskauer Rose LLP